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                                                                     EXHIBIT 5.1


                                SCHNADER HARRISON
                                SEGAL & LEWIS LLP

                                ATTORNEYS AT LAW

                                   SUITE 2800
                                 SUNTRUST PLAZA
                           303 PEACHTREE STREET, N.E.
                           ATLANTA, GEORGIA 30308-3252
                                  404-215-8100
                                  FAX: 404-223-5164
                               http://www.shsl.com


                                 August 10, 1998


Sunbelt Automotive Group, Inc.
5901 Peachtree-Dunwoody Road
Suite 250-B
Atlanta, Georgia 30328

        Re: Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted an special counsel to Sunbelt Automotive Group, Inc., a Georgia corporation (the "Company"), in connection with the registration of 6,325,000 shares of the Company's Common Stock, par value $0.001 per share, including 825,000 shares subject to an over-allotment option (collectively, the "Shares"), pursuant to a Registration Statement on Form S-1 (Registration No. 333-51451), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, an amended.

        In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, and as to certificates of public officials, we have assumed the same to be accurate and to have been properly given. As to various matters of fact material to this opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.
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        Based upon the foregoing, we are of the opinion that the Shares to be registered for sale by the Company have been duly authorized by the Company, and when issued, delivered and paid for in accordance with the terms of the underwriting agreement referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be, validly issued, fully paid and nonassessable.

        The opinions expressed herein are limited in all respects to the Georgia Business Corporation Code, and no opinion is expressed with respect to the laws of any other jurisdiction. This opinion is given as the date hereof, and we assume no obligation to advise you of facts or circumstances that come to our attention or changes in the law that occur after the date hereof which could affect our opinion.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.



                                        Very truly yours,

                                        /s/ SCHNADER HARRISON
                                            SEGAL & LEWIS LLP